EXHIBIT D

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

WRITER’S DIRECT DIAL	120 BROADWAY NEW YORK, NEW YORK 10271 _____ (212) 238-3000 _____ FAX: (212) 238-3100 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448 1351 WASHINGTON BOULEVARD 2ND FLOOR STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

October 19, 2006

The Bank of New York

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:

Unsponsored American Depositary Receipts for Ordinary Shares of the Par Value of EUR 1 each, of European Aeronautic Defence & Space Co EADS NV

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for ordinary shares of the par value of EUR 1 each, of European Aeronautic Defence & Space Co EADS NV for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the ADRs, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/S/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP